Exhibit 99.1

CONTACTS:
(Media):	Bill Mintz	(713/296-7276)

(Investors):	Thomas P. Chambers	(713/296-6685)

(Web site):	www.apachecorp.com
FOR RELEASE AT 7:45 A.M. CENTRAL TIME
APACHE REPORTS STRONG FIRST-QUARTER OPERATING RESULTS
IN THE FACE OF SUBSTANTIALLY LOWER COMMODITY PRICES
     Houston, April 30, 2009 — Apache Corporation (NYSE, Nasdaq: APA) today reported that oil and gas production increased 6 percent from the fourth quarter to the first, even as lower commodity prices had a substantial impact on financial results.
     After a $1.98 billion non-cash, after-tax reduction in the carrying value of its oil and gas properties stemming from deterioration of North American natural gas prices during the first quarter, Apache recorded a net loss of $1.76 billion or $5.25 per diluted common share compared to net income of $1.02 billion or $3.03 per share in the year-earlier period.
     Apache’s first-quarter adjusted earnings,* which exclude the write-down and certain other items that impact the comparability of operating results, totaled $218 million or 65 cents per share compared to adjusted earnings of $1 billion or $2.99 per share in the prior-year period.
     “With additional oil and gas flowing in Egypt and continued recovery of volumes in Australia and the Gulf of Mexico, Apache got off to a strong start in the first quarter, and we expect this momentum will continue as we ramp up production in Egypt and the Gulf,” said G. Steven Farris, Apache’s chairman and chief executive officer. “A 35-percent deterioration in North American natural gas prices during the quarter necessitated the non-cash ceiling test write-down for the period.”
     “With nearly $4 billion in available cash and credit and debt at 25 percent of capitalization, we are in a good position to take advantage of opportunities as they emerge in today’s low commodity-price environment,” Farris said.
     Apache today also announced an agreement to acquire nine Permian Basin oil and gas fields with current production of 3,500 barrels of oil equivalent per day from Marathon Oil Corp. for $187.4 million.

     Apache produced 548,279 barrels of oil equivalent (boe) per day in the first quarter, up from 518,162 boe per day in the fourth quarter of 2008. Natural gas production rose to 1.6 billion cubic feet (Bcf) per day compared to 1.5 Bcf per day in the fourth quarter. Liquid hydrocarbon production increased to 277,547 barrels per day from 261,609 barrels per day in the fourth quarter.
     Apache’s equivalent production declined 2 percent from the first quarter of 2008, which was before production was curtailed by a pipeline explosion at the Varanus Island hub in Australia and two Gulf of Mexico hurricanes.
     Cash from operations before changes in operating assets and liabilities* totaled $983 million, down from $1.84 billion in the year-earlier period.
     “We plan to live within our annual cash flow,” Farris said. “Despite significantly reduced capital, our inventory of development projects will fuel growth in 2009, even in the current price environment.”
     Apache’s net daily gas production in Egypt increased 9 percent in the first quarter while daily oil production climbed 12 percent. Gas production was boosted by increased volumes through Shell’s Obaiyed processing plant; higher oil output reflected higher condensate production from the gas flow through Obaiyed and several new wells.
     The Egypt Region’s drilling program yielded several new oil and gas field discoveries in the Western Desert. Start-up procedures are under way at the two new processing trains at Salam Base on the Khalda Concession. “We expect to reach our targeted net production of 100 million cubic feet (MMcf) of gas and 5,000 barrels of condensate per day from the two plants during the second quarter,” Farris said.
     In Australia, gas production increased 21 percent as repairs at Varanus Island neared completion. The return to pre-incident rates is expected during the second quarter.
     Gulf Coast Region gas production increased 17 percent and liquids output rose 23 percent as third-party transportation and processing infrastructure was restored. The Geauxpher field at Garden Banks 462 is anticipated to commence production in May, adding net output of approximately 45 MMcf per day.

     “Although we are maintaining our production growth target of 6-14 percent, we expect to come in at the lower end of the range, taking into account lower capital spending and the contractor’s delay at the Van Gogh development offshore Western Australia,” Farris said.
     Apache anticipates second-quarter equivalent production will increase 3-5 percent from first-quarter volumes, Farris said.
     “Over our 54-year history, Apache’s discipline, values and contrarian spirit have enabled the company not only to live through down cycles but to emerge stronger,” he said.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. From time to time, Apache posts announcements, updates and investor information, in addition to copies of all press releases, on its Web site, www.apachecorp.com.
Full-cost ceiling test
     Apache uses the full-cost method of accounting. The company is required to perform a calculation that establishes a ceiling on the carrying costs of its oil and gas properties in each country at the end of each quarter. The ceiling is the calculated present value of estimated future net cash flows from proved oil and gas reserves, using a 10-percent discount rate, plus the lower of the cost or fair value of unproved properties, net of related tax effects. The rules generally require pricing future production at oil and gas prices in effect at the end of the quarter. If the ceiling is exceeded, a non-cash write-down is required. The calculation does not allow for consideration of possible or probable reserves or expected future trends in commodity prices or drilling and service costs.
*Adjusted earnings and cash from operations before changes in operating assets and liabilities are non-GAAP measures. Please see reconciliations below.
     NOTE: Apache will conduct a conference call to discuss its results at 1 p.m. Central time on Thursday, April 30. The conference call will be webcast from Apache’s Web site, http://www.apachecorp.com. The webcast replay and podcast will be archived on Apache’s Web site. The conference call will be available for delayed playback by telephone for one week beginning at approximately 4 p.m. on April 30. To access the telephone playback, dial (719) 457-0820 and provide Apache’s confirmation code, 7465121.
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, on our Web site and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date.

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands, except per share data)

	For the Quarter
	Ended March 31,
	2009	2008
REVENUES AND OTHER:
Oil and gas production revenues	$1,603,614	$3,177,949
Other	30,211	9,792

	1,633,825	3,187,741

COSTS AND EXPENSES:
Depreciation, depletion and amortization
Recurring	580,617	620,489
Additional	2,818,161	—
Asset retirement obligation accretion	26,738	26,497
Lease operating expenses	397,489	454,638
Gathering and transportation	33,339	40,976
Taxes other than income	87,339	242,578
General and administrative	85,046	82,423
Financing costs, net	58,587	44,253

	4,087,316	1,511,854

INCOME (LOSS) BEFORE INCOME TAXES	(2,453,491)	1,675,887
Current income tax provision	2,494	487,800
Deferred income tax provision (benefit)	(699,045)	166,574

NET INCOME (LOSS)	(1,756,940)	1,021,513
Preferred stock dividends	1,420	1,420

INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(1,758,360)	$1,020,093

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(5.25)	$3.06

Diluted	$(5.25)	$3.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	335,104	333,393

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands)

	For the Quarter
	Ended March 31,
	2009	2008
COSTS INCURRED: (1)
North America exploration and development	$505,316	$743,356
International exploration and development	486,782	608,463

	$992,098	$1,351,819

Oil and gas property acquisitions	$60,025	$7,947

(1)	Includes noncash asset retirement costs and capitalized interest as follows:

Capitalized interest	$16,009	$17,178
Asset retirement costs	$59,605	$85,072

	March 31,	December 31,
	2009	2008
BALANCE SHEET DATA:
Cash and Cash Equivalents	$589,693	$1,181,450
Short-term Investments	789,140	791,999
Other Current Assets	2,423,763	2,477,525
Property and Equipment, net	21,732,262	23,958,517
Restricted Cash	—	13,880
Goodwill	189,252	189,252
Other Assets	568,694	573,862

Total Assets	$26,292,804	$29,186,485

Current Liabilities	$2,036,383	$2,615,228
Long-Term Debt	4,894,318	4,808,975
Deferred Credits and Other Noncurrent Liabilities	4,620,953	5,253,561
Shareholders’ Equity	14,741,150	16,508,721

Total Liabilities and Shareholders’ Equity	$26,292,804	$29,186,485

Common shares outstanding at end of period	335,186	334,710

APACHE CORPORATION
FINANCIAL INFORMATION

	For the Quarter
	Ended March 31,
	2009	2008
FINANCIAL DATA (In thousands, except per share data):
Revenues and other	$1,633,825	$3,187,741

Income (Loss) Attributable to Common Stock	$(1,758,360)	$1,020,093

Basic Net Income (Loss) Per Common Share	$(5.25)	$3.06

Diluted Net Income (Loss) Per Common Share	$(5.25)	$3.03

Weighted Average Common Shares Outstanding	335,104	333,393

Diluted Shares Outstanding	335,104	336,549

PRODUCTION AND PRICING DATA:
OIL VOLUME — Barrels per day
United States	86,745	100,679
Canada	16,349	17,347
Egypt	83,525	62,551
Australia	7,836	9,420
North Sea	60,494	58,771
Argentina	12,438	12,225

Total	267,387	260,993

AVERAGE OIL PRICE PER BARREL
United States	$42.67	$83.58
Canada	37.98	93.21
Egypt	42.21	97.85
Australia	31.81	101.67
North Sea	44.26	95.83
Argentina	47.26	45.13
Total	42.49	89.25

NATURAL GAS VOLUME — Mcf per day
United States	612,678	744,014
Canada	357,215	360,750
Egypt	317,823	242,977
Australia	142,039	191,180
North Sea	2,681	2,605
Argentina	191,955	165,133

Total	1,624,391	1,706,659

AVERAGE NATURAL GAS PRICE PER MCF
United States	$4.57	$8.36
Canada	4.67	7.56
Egypt	3.60	5.20
Australia	1.60	2.12
North Sea	7.40	16.31
Argentina	1.98	1.84
Total	3.84	6.42

NGL VOLUME — Barrels per day
United States	4,910	7,240
Canada	2,112	2,235
Argentina	3,138	2,720

Total	10,160	12,195

AVERAGE NGL PRICE PER BARREL
United States	$24.26	$57.37
Canada	20.60	53.35
Argentina	17.11	48.18
Total	21.29	54.58

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands, except per share data)
NON-GAAP FINANCIAL MEASURES:
Reconciliation of income attributable to common stock to adjusted earnings:
The press release discusses Apache’s adjusted earnings. Adjusted earnings exclude certain items that management believes affect the comparability of operating results and are meaningful for the following reasons:
•	Management uses adjusted earnings to evaluate the company’s operational trends and performance relative to other oil and gas producing companies.

•	Management believes this presentation may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings for items that may obscure underlying fundamentals and trends.

•	The reconciling items below are the types of items management believes are frequently excluded by analysts when evaluating the operating trends and comparability of the company’s results.

	For the Quarter
	Ended March 31,
	2009	2008
Income (Loss) Attributable to Common Stock (GAAP)	$(1,758,360)	$1,020,093

Adjustments:
Foreign currency fluctuation impact on deferred tax expense	(4,814)	(12,360)
Additional depletion, net of tax	1,981,398	—

Adjusted Earnings (Non-GAAP)	$218,224	$1,007,733

Adjusted Earnings Per Share (Non-GAAP)
Basic	$0.65	$3.02

Diluted	$0.65	$2.99

Average Number of Common Shares
Basic	335,104	333,393

Diluted	336,994	336,549

Reconciliation of net cash provided by operating activities to cash from operations before changes in operating assets and liabilities:
The press release discusses Apache’s cash from operations before changes in operating assets and liabilities. It is presented because management believes the information is useful for investors because it is used internally and widely accepted by those following the oil and gas industry as a financial indicator of a company’s ability to generate cash to internally fund exploration and development activities, fund dividend programs, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies, and is frequently included in published research when providing investment recommendations. Cash from operations before changes in operating assets and liabilities, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities.
The following table reconciles net cash provided by operating activities to cash from operations before changes in operating assets and liabilities.

	For the Quarter
	Ended March 31,
	2009	2008
Net cash provided by operating activities	$543,216	$1,808,404
Changes in operating assets and liabilities	439,843	36,280

Cash from operations before changes in operating assets and liabilities	$983,059	$1,844,684